Exhibit 99.1

Press Release

Four Oaks Bank & Trust Company to
Acquire Nuestro Banco

FOUR OAKS, NORTH CAROLINA and RALEIGH, NORTH CAROLINA (April 30, 2009) - Four Oaks Fincorp, Inc. (OTCBB: FOFN), the holding company for Four Oaks Bank & Trust Company (“Four Oaks”), and Nuestro Banco (“Nuestro”) today announced the signing of a definitive merger agreement providing for the merger of Nuestro into Four Oaks. The total transaction value is approximately $2.7 million based on the closing price of Four Oaks Fincorp, Inc.’s common stock on April 29, 2009.

Under the terms of the agreement, Nuestro’s shareholders will receive 0.2697 shares of Four Oaks Fincorp, Inc. common stock for each share of outstanding Nuestro capital stock.  The transaction has been approved by the boards of directors of both companies.  The transaction is subject to the approval of Nuestro’s shareholders and regulatory agencies, as well as to other customary conditions of closing.

Nuestro is a commercial bank located in Raleigh, North Carolina with total assets of approximately $16.8 million and total deposits of approximately $7.6 million as of December 31, 2008.  It operates one full-service branch focused on serving the local Hispanic community.

In announcing the transaction, Ayden R. Lee, Jr., Four Oaks’ Chairman, President and Chief Executive Officer said, “As a community bank we are committed to providing quality, affordable financial products and services to all members of the communities we serve.  Nuestro Banco was formed to reach a segment of the community which has language and cultural barriers that impede their access to or acceptability of the traditional banks in our country.  By acquiring Nuestro Banco we will strengthen our own capital position and in turn we will integrate their operations into our own and strive to assist their customers and staff with the transition.  We welcome our new shareholders and look forward to the opportunities ahead.”

The transaction is expected to close during the third quarter of 2009.  Sandler O’Neill + Partners, L.P. served as financial advisor to Nuestro Banco and Howe Barnes Hoefer & Arnett, Inc. served as financial advisor to Four Oaks Fincorp, Inc.

About Four Oaks
Four Oaks began business as Bank of Four Oaks in June of 1912 in Four Oaks, Johnston County, North Carolina.  The bank operated as a unit bank until 1986 when its Clayton, North Carolina branch opened.  Presently, there are 17 branches operating in eight counties.  Four Oaks has the highest market share of all banks in Johnston County as of June 30, 2008.  As of March 31, 2009, Four Oaks Fincorp, Inc. had assets of $957.3 million, net loans of $696.3 million, deposits of $755.0 million, and shareholders’ equity of $67.3 million.  In addition, Four Oaks Fincorp, Inc. had 6.965 million shares outstanding, which are traded on the OTC Bulletin Board under the symbol FOFN, and a market capitalization of $47.7 million.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation the possibility that fewer than the required number of Nuestro shareholders vote to approve the merger; the occurrence of events that would have a material adverse effect on Nuestro or Four Oaks as described in the merger agreement, including the risk of adverse operating results or delays in obtaining or failure to receive required regulatory approvals; the risk that the merger agreement could be terminated under circumstances that would require Nuestro to pay a termination fee of $175,000 to Four Oaks prior to terminating the Agreement and an additional $125,000 if certain transactions are consummated within 12 months after such termination; the risk that the merger will not be consummated; the actual operations of the acquired business after the acquisition; the ability of Four Oaks to integrate the operations of Nuestro into its operations; and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in documents filed with the Securities and Exchange Commission by Four Oaks Fincorp, Inc. from time to time, including without limitation Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Except as required by law, Four Oaks Fincorp, Inc. and Four Oaks do not undertake a duty to update any forward-looking statements in this press release.